UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its December 15, 2010 meeting, the Compensation Committee of the Board of Directors of Natus Medical Incorporated (the “Company”) approved the base salaries and bonus program for the Company’s executive officers for the period beginning January 1, 2011 and ending December 31, 2011.

The Compensation Committee approved the base salary amounts set forth in the table below:

Executive	Salary

James B. Hawkins	$455,000

Christopher D. Chung, M.D.	$257,000

William L. Mince	$278,000

Steven J. Murphy	$268,000

Kenneth M. Traverso	$257,000

The Compensation Committee also approved a cash bonus plan for executive officers of the Company for 2011 under the same terms as that for 2010. The plan is based on the Company achieving its budgeted income before provision for income tax for 2011 (“pre-tax profit”). The cash bonuses may range from 50% to a maximum of 150% of the target amount, based on the amount of actual pre-tax profit relative to the budgeted amount. The target bonus for Mr. Hawkins is 80% of 2011 base salary and for each of Messrs. Mince and Murphy and Dr. Chung is 45% of 2011 base salary. Mr. Traverso’s compensation is comprised of (i) his 2011 base salary, (ii) payments made pursuant to a sales commission plan that is paid on a regular basis, and (iii) a bonus for which the terms are the same as the other executive officers of the Company, except that his target bonus is 32% of his 2011 base salary. The payment of bonuses pursuant to this plan is at the discretion of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: December 21, 2010	By:	/S/ STEVEN J. MURPHY
Steven J. Murphy
Vice President Finance and Chief Financial Officer